Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES JUNE 2012 U.S.

TRADING VOLUMES

NEW YORK, July 10, 2012 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that June 2012 U.S. trading volume was 3.7 billion shares and average daily volume (ADV) was 175 million shares.  This compares to 4.3 billion shares and ADV of 197 million shares in May 2012 and 4.2 billion shares and ADV of 192 million shares in June 2011.  There were 21 trading days in June 2012 and 22 trading days in both May 2012 and June 2011.

ITG U.S. Trading Activity

June 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

June 2012	21	3,673,656,357	174,936,017

Year-to-Date:	125	23,304,645,007	186,437,160

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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